 Table of Contents

EXHIBIT 15.1

September 11, 2006

MidAmerican Energy Holdings Company
Des Moines, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of MidAmerican Energy Holdings Company and subsidiaries for the six-month periods ended June 30, 2006 and 2005, and have issued our report dated August 4, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarters ended June 30, 2006 and 2005, is being used in this Amendment No. 1 to Registration Statement No. 333-136905.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Amendment No. 1 to Registration Statement No. 333-136-905 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Des Moines, Iowa